Item 77C -- Scudder 21st Century Growth Fund -
Scudder Securities Trust

Registrant incorporates by reference the Scudder
Advisor Fund's Registration Statement on Form N-
14, Scudder Advisor Fund's Proxy Statement dated
September 2004, filed on October 15, 2004
(Accession No. 0001193125-04-172555).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder Small
Cap Growth Fund's was held on December 10,
2004. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of
Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder
21st Century Growth Fund to Scudder Small Cap
Growth Fund, in exchange for shares of Scudder
Small Cap Growth Fund and the assumption by Scudder Small Cap Growth Fund of all of the liabilities of Scudder 21st Century Growth Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder 21st Century Growth Fund in complete liquidation of Scudder 21st Century Growth Fund.

Affirmative 	Against 	Abstain
5,167,150.701	205,705.616	110,135.112